SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                                 August 30, 2000
                Date of Report (date of earliest event reported)


                               I-LINK INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter)


                                     FLORIDA
                 (State or Other Jurisdiction of Incorporation)

        000-17973                                       59-2291344
 (Commission File Number)                     (IRS Employer Identification No.)


                   13751 South Wadsworth Park Drive, Suite 200
                                Draper, UT 84020
                    (Address of Principal Executive Offices)


                                 (801) 576-5000
              (Registrant's Telephone Number, Including Area Code)


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ITEM 1.  CHANGE IN CONTROL OF REGISTRANT.
----------------------------------------

         Pursuant to a Securities Purchase Agreement dated as of August 30, 2000 (the "Purchase Agreement"), by and among Winter Harbor, L.L.C., a Delaware limited liability company ("Winter Harbor"), Red Cube International AG, a Swiss stock corporation ("Red Cube"), and KPR Finanz-Und Verwaltungs AG, a Swiss stock corporation ("KPR"), Red Cube agreed to purchase from Winter Harbor (i) all warrants to purchase common stock, $0.007 par value, of the Registrant (the "Common Stock") held by Winter Harbor, and (ii) all debt securities and preferred stock convertible into Common Stock held by Winter Harbor, for an aggregate purchase price of $60 million plus options to purchase an aggregate of 110,832 ordinary shares of Red Cube.

         Pursuant to the Purchase Agreement, at the first closing (the "First Closing"), Red Cube is required to (i) pay to Winter Harbor $35 million, (ii) grant to Winter Harbor an option to purchase from Red Cube 52,499 ordinary shares of Red Cube at a per share purchase price of $190.48, payable in Swiss Francs, and (iii) grant to Winter Harbor an option to purchase from Red Cube 58,333 ordinary shares of Red Cube at a per share purchase price of $171.43 payable in Swiss Francs. At the First Closing Winter Harbor is required to deliver to Red Cube (x) 4,400 shares of Series M Preferred Stock of the Registrant, (y) certain Promissory Notes of the Registrant in the aggregate principal amount of $7,768,000 (with accrued and unpaid interest of approximately $2,015,000, as of August 30, 2000), and (z) certain Warrants to purchase an aggregate of 18,800,000 shares of Common Stock at an effective exercise price of $2.033 per share of Common Stock, subject to certain adjustments. The First Closing shall take place on the fifth business day following the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act, applicable to the Purchase Agreement or the transactions contemplated by the Purchase Agreement to be consummated at the closings. At the second closing (the "Second Closing"), Red Cube is required to pay to Winter Harbor $25 million and Winter Harbor is required to deliver to Red Cube (u) 14,404 shares of Series N Preferred Stock of the Registrant, and (v) certain Warrants to purchase an aggregate of 9,740,000 shares of Common Stock at an effective exercise price of $2.033 per share of Common Stock, subject to certain adjustments. The Second Closing is to take place on the earlier of (a) the fifth business day following the date on which ordinary shares of Red Cube commence trading on the SWX New Market and (b) April 2, 2001.

         The Purchase Agreement may be terminated by either Winter Harbor or Red Cube under certain circumstances, including if the First Closing does not occur on or prior to October 9, 2000. Pursuant to Red Cube, by side letter dated September 11, 2000, Winter Harbor, Red Cube and KPR amended the Purchase Agreement by deleting this reference to October 9, 2000 and by substituting therefor a reference to October 16, 2000.

         According to Red Cube's Schedule 13D filed on September 11, 2000, the source of the consideration used by Red Cube in the transactions contemplated by the Purchase Agreement is Red Cube's working capital and capital contributions to Red Cube by certain of Red Cube's equity investors.

         As of September 11, 2000, Red Cube entered into a Voting Agreement with Winter Harbor (the "Voting Agreement"). Pursuant to the terms of the Voting Agreement, from September 11, 2000 and until the First Closing, Red Cube has the right to direct the vote of any securities entitled to vote or that can be converted to voting securities and that are subject to the Purchase Agreement, with




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respect to matter not in the ordinary course of business. Pursuant to the terms of the Voting Agreement, Winter Harbor is also restricted during the same period from transferring, converting or in any other way disposing of any securities.

         The Voting Agreement terminates on the earliest of (i) the Second Closing, (ii) the fifth business day following the date on which ordinary shares of Red Cube commence trading on the SWX New Market, (iii) April 2, 2001, and
(iv) the termination of the Purchase Agreement.

         The Purchase Agreement provides that at the First Closing Winter Harbor will grant Red Cube an irrevocable proxy, with respect to all securities to be transferred to Red Cube upon the Second Closing (the "Proxy"). If the Proxy granted to Red Cube is determined to be invalid or unenforceable in any aspect, the Voting Agreement will remain effective after the First Closing with respect to the securities to be delivered at the Second Closing.

         The Proxy terminates on the earlier of (i) the fifth business day following the date on which ordinary shares of Red Cube commence trading on the SWX New Market, or (ii) April 2001.

         Red Cube beneficially owns an aggregate of approximately 53,840,000 shares of Common Stock, or approximately 66% of the Common Stock of the Registrant.




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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                I-LINK INCORPORATED


Date: September 14, 2000                        By:    /s/ John W. Edwards
                                                   ----------------------------
                                                Name:    John W. Edwards
                                                Title:   Chief Executive Officer